Exhibit 99.1.

Questar E&P reports 2009 production and year-end reserves; provides update on recent drilling results in key plays; affirms 2010 production guidance

SALT LAKE CITY — Questar Corporation (NYSE:STR) subsidiary Questar Exploration and Production Company (Questar E&P) today reported 2009 production and year-end 2009 proved gas and oil reserves. The company also provided an update on recent well results in its core operating areas.

Questar E&P reports 2009 production of 189.5 Bcfe, up 11% from 2008

Questar E&P reported production of 189.5 Bcfe in 2009, compared to 171.4 Bcfe in 2008, an 11% increase. Natural gas comprised 89% of reported 2009 production. During the fourth quarter of 2009, Questar E&P net production was 55.4 Bcfe compared to 46.0 Bcfe in the 2008 quarter, a 20% increase. Fourth-quarter 2009 production volumes benefited from flush production from wells returned to sales after price-related shut-ins and curtailments in the second and third quarters, and the completion during the fourth quarter of an inventory of standing drilled and cased wells. Questar E&P exited 2009 with net production of approximately 600 MMcfe per day. “I’m proud of the superb execution of our talented asset management teams across our entire organization,” said Chuck Stanley, Questar E&P President and CEO. “Driven by strong well results from the Haynesville Shale play in NW Louisiana, and the Woodford Shale ‘Cana’ play in Oklahoma, almost half of our fourth-quarter 2009 production came from the Midcontinent region. While Rockies region production typically declines during the first and second quarters of each year due to the deferral of well completions during the winter months, we are on track to grow Questar E&P production to 210-215 Bcfe in 2010.”

Questar E&P reports year-end 2009 proved gas and oil reserves of 2.75 Tcfe, up 24% from year-end 2008

Questar E&P reported estimated proved gas and oil reserves of 2.75 Tcfe at December 31, 2009, up 24% from 2.22 Tcfe at year-end 2008. Including all sources, and primarily price-related revisions, Questar E&P replaced 379% of 2009 production. Production replacement from additions was 537%. Proved developed reserves comprised 1.34 Tcfe, or 49% of year-end 2009 proved reserves. The number of proved developed and proved undeveloped locations booked in each major play, along with the company’s estimate of remaining unbooked locations at a specific ultimate well density, is included in the operational updates below. Questar E&P’s estimated proved reserves at December 31, 2009 were prepared by Ryder Scott Company, L.P., independent petroleum engineers, in accordance with Securities and Exchange Commission guidelines. Estimated proved reserves are 92% natural gas. During 2009, Questar E&P invested total capital of $1.056 billion, of which approximately $215 million was for the acquisition of non-producing leasehold in the company’s core plays in the Rockies and Midcontinent.

Following is a reconciliation of proved reserves from December 31, 2008 to December 31, 2009 (in Bcfe):

Proved reserves at December 31, 2008	2,218.1

Extensions, discoveries and additions	1,014.6
Production	(189.5)
Revisions*	(298.8)
Sale of reserves in place	0
Purchase of reserves in place	2.5

Proved reserves at December 31, 2009	2,746.9

*Revisions included price-related reductions of 270.5 Bcfe. Year-end 2009 proved reserve estimates were based on the average of the first-day-of-the-month prices for the 12 months of 2009 for the relevant sales points less appropriate deductions for gathering, processing, treatment, transportation, and adjustments for quality. Wellhead natural gas prices used in the estimates ranged from a low of $2.45 per MMBtu in the Uinta Basin in eastern Utah to a high of $3.60 per MMBtu in the eastern Midcontinent. Wellhead crude oil/condensate prices ranged from $45.00 per barrel in the Pinedale Field to $57.25 per barrel in the western Midcontinent.

Questar E&P–operated Haynesville Shale well results

Since Questar’s third-quarter conference call, Questar E&P has completed and turned eight operated Haynesville Shale wells to sales, each with strong initial rates and flowing pressures:

Well Name	First Sales Date	Working Interest	24-hour peak IP rate
Beckett 21H-1	Oct 23, 2009	100%	20.2 MMcfd
Jimmy Woodard 34H-1	Nov 14, 2009	100%	22.5 MMcfd
Jimmy Woodard 34H-2	Nov 14, 2009	100%	23.7 MMcfd
Weyerhaeuser 10H-1	Nov 30, 2009	81.6%	13.3 MMcfd*
Cupples (12)H-2	Dec 17, 2009	92.7%	15.7 MMcfd*
Sharp 2H-1	Jan 10, 2010	68.4%	16.1 MMcfd*
Sample 2H-1	Feb 6, 2010	77.4%	14.3 MMcfd*
Sample 2H-2	Feb 6, 2010	70.4%	14.4 MMcfd*

*Beginning with the Weyerhaeuser 10H-1, Questar E&P modified initial flowback procedures to minimize pressure drawdown at the reservoir; therefore, 24-hour peak IP rates are not comparable to earlier well results.

Questar E&P participated with a working interest in 28 Haynesville completions in 2009. To date in 2010, Questar E&P has a working interest in five new Haynesville producing wells and another 16 wells that have been drilled and cased and are either waiting on completion or completion operations are underway. In addition, the company has interests in seven Haynesville wells that are currently being drilled. The year-end 2009 proved reserve estimate includes 31 proved developed producing Haynesville wells and 276 proved undeveloped locations. Assuming 80-acre density, the company estimates that there could be over 925 additional unbooked locations on its leasehold. Questar E&P is currently operating seven rigs in NW Louisiana. Since the last operations update, the company has increased its acreage holdings in the core of the Haynesville play by 7% to 46,000 net acres. Maps showing Questar E&P Haynesville leasehold and current activity, along with similar maps for other key operating areas, can be found at: www.questar.com .

Ninety-six well completions at Pinedale in 2009; new drilling record set for Pinedale well deeper than 14,000 feet

At Pinedale in western Wyoming, the company completed and turned 96 wells to sales in 2009. Questar E&P’s Pinedale team continues to improve drilling and completion performance at Pinedale. During the fourth quarter, Questar E&P drilled a 14,310 foot directional well from spud to total depth in 13 days, besting the old Pinedale record of 15.3 days set earlier in the year. Improved performance has translated directly into lower well cost. The average gross completed well cost on the last 25 Questar-operated wells is below $4.8 million. Questar E&P has an approximate 60% working interest in its operated Pinedale acreage. Year-end 2009 proved reserve estimates for Pinedale include 427 proved developed producing wells and 432 proved undeveloped locations based on a combination of 5, 10 and 20-acre density. The company estimates that it could have up to 970 additional unbooked locations at Pinedale. For 2010, the company plans to operate 6 drilling rigs at Pinedale.

Anadarko Basin Woodford Shale results continue to confirm “Cana” play potential

Questar E&P completed one new operated Woodford “Cana” Shale well in western Oklahoma since the last operational update. On January 22, 2010 the company turned the White 1-24H to sales. The peak 24-hour rate was 4,983 Mcfd. During 2009, Questar E&P participated with a working interest in 34 Woodford Shale completions, of which five were company-operated. To date in 2010, Questar E&P has working interests in six additional wells that have been completed and turned to sales and eight wells that have been drilled, cased and are either waiting on completion or completion is in progress. In addition, the company has working interests in five wells currently drilling. Questar E&P currently has working interests in 53 producing wells. Year-end 2009 proved reserve estimates for the “Cana” Shale play include 49 proved developed producing wells and 76 proved undeveloped locations. Based on 80-acre well density, the company estimates that it could have over 1,525 additional unbooked horizontal locations on its 26,000 net acre leasehold in the core of the play. For 2010, Questar E&P anticipates operating two rigs in the play and participating in numerous outside operated wells.

Horizontal Granite Wash potential in the Texas Panhandle

Questar E&P’s first operated horizontal well in the Texas Panhandle, the Puryear 5028H (48% WI), located in Wheeler County was drilled in the “Caldwell” Granite Wash zone to a measured depth of 17,050 feet and is currently being completed. The company-operated Edwards 1056H (64% WI), also located in Wheeler County, is currently being drilled. Questar E&P has 23,200 net acres in the Texas Panhandle Granite Wash play. At year-end 2009, the company had not booked any proved undeveloped horizontal locations in the play. For 2010, the company anticipates operating two drilling rigs, and participating in several non-operated wells, targeting horizontal Granite Wash development.

Third Questar-operated Bakken well completion further validates the company’s 80,000 net-acre leasehold in North Dakota

On December 17, 2009 Questar E&P turned its third horizontal Bakken well, the MHA 1-13-14H-150-91 (88% working interest), to sales with a peak 24-hour rate of 1,405 Boe per day from a 8,915 foot lateral in the Middle Bakken dolomite. In the first thirty days the well produced 27,119 Boe, an average of 904 Boepd. The MHA 1-13-14H-150-91 well is a 2-mile westerly step-out from the nearest Bakken production. The company has drilled and cased its fourth operated horizontal well, the Federal 1-34-35H-150-91 (61% working interest). That well has a lateral length of 9,120 feet and will be completed in April. Questar E&P is currently drilling ahead on its fifth operated well, the MHA 1-06-31H-150-92 (91% working interest). At year-end 2009 the company had not booked any proved undeveloped locations in the play. The company plans to operate one drilling rig throughout 2010 and currently has working interests in 27 producing wells in the play.

Questar E&P affirms 2010 production forecast of 210-215 Bcfe

Questar E&P estimates net production for 2010 could range between 210 and 215 Bcfe, up 11-13% from 2009. The company forecasts capital expenditures of approximately $900 million in 2010. “With our inventory of high-quality development locations in some of the most economic resource plays in North America, we believe we can grow production 12-15% per year over the next 5 years - without an acquisition,” Stanley said.

About Questar

Questar Corp. (NYSE:STR) is a natural gas-focused energy company with an enterprise value of over $9 billion. Questar finds, develops, produces, gathers, processes, transports, stores and distributes natural gas.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934 as amended. All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding the company's future production volumes, financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Although these statements are made in good faith and are reasonable representations of Questar Corporation’s expected performance at the time, actual results may vary from management's stated expectations and projections due to a variety of factors.

For more information, visit Questar’s Web site - www.questar.com.

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